As filed with the Securities and Exchange Commission on October 11, 2005

Registration No. 333-127854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SunPower Corporation

(Exact name of registrant as specified in its charter)

California (prior to reincorporation) Delaware (after reincorporation)	3674	94-3008969
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

430 Indio Way

Sunnyvale, California 94085

(408) 991-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. Werner

Chief Executive Officer

SunPower Corporation

430 Indio Way

Sunnyvale, California 94085

(408) 991-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. Davina K. Kaile, Esq. Stephen M. Wurzburg, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, California 94304 (650) 233-4500	Larry W. Sonsini, Esq. Matthew W. Sonsini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Gregg A. Noel, Esq. Thomas J. Ivey, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to the Registration Statement is solely to file an exhibit to the Registrant Statement, as set for the below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq National Market listing fee. No expenses shall be borne by the selling stockholders.

Securities and Exchange Commission and registration fee	$13,536
National Association of Securities Dealers, Inc. filing fee	12,000
Nasdaq National Market listing fee	100,000
Blue Sky fees and expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving fees	*
Registrar and Transfer Agent’s fees	*
Miscellaneous fees and expenses	*

Total	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.(i)2 hereto) and Article 6 of the Registrant’s Restated Bylaws (Exhibit 3.(ii)2 hereto) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the Registrant, its directors and officers, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

From January 1, 2002 to July 31, 2005, the Registrant has issued and sold an aggregate of 704,892 shares of common stock to directors, officers, employees, former employees and consultants at prices ranging from $0.15 to $2.15 per share, for aggregate cash consideration of approximately $182,979.

Between September 2001 and June 2002 the Registrant issued an aggregate of 47,805 shares of common stock in exchange for an aggregate of $2,868 from the exercise of warrants.

In November 2004, immediately prior to and conditioned upon its merger with Cypress, the Registrant issued an aggregate of 1,263,441 shares of common stock in exchange for $75,806 from the exercises of warrants.

In November 2004, immediately prior to and conditioned upon its merger with Cypress, the Registrant issued an aggregate of 3,342,129 shares of common stock upon conversion of $1.95 million of promissory notes.

In November 2004, immediately prior to and conditioned upon its merger with Cypress, the Registrant issued a total of 1,393,039 shares of common stock upon conversion of outstanding shares of series one preferred stock.

The Registrant has issued Cypress promissory notes in the aggregate amount of $6.1 million during 2003.

The Registrant has issued various promissory notes to Cypress under a May 2004 note purchase and line of credit agreement in the aggregate principal amount of $29,190,862.

From March 2003 to June 2005, the Registrant issued a combination of demand and promissory notes to Cypress in the aggregate principal amount of $36,500,000.

From March 18, 2004 to October 18, 2004, the Registrant issued warrants to purchase 7,642,859 shares of class A common stock to Cypress with exercise prices of $0.07 per share, in connection with certain loans.

On January 18, 2005, as contemplated by the merger with Cypress, the Registrant issued and sold 32,000,000 shares of series two convertible preferred stock to Cypress at $0.50 per share for aggregate consideration of $16,000,000, all of which will be converted into 32,000,000 shares of class B common stock in connection with this offering.

On March 17, 2005, the Registrant issued and sold 35,151,515 shares of class A common stock to Cypress at $1.65 per share for aggregate consideration of $58,000,000 consisting of debt and accounts payables cancellation, and cash.

On July 18, 2005, the Registrant issued and sold 24,000,000 shares of class A common stock to Cypress at $3.50 per share for aggregate consideration of $84,000,000 consisting of debt and accounts payables cancellation, cash, and warrant forfeitures.

On September 30, 2005, the Registrant issued 59,151,515 shares of class B common stock in exchange for 59,151,515 shares of class A common stock pursuant to the terms of an exchange agreement.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

(a)   Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.(i)1**	Articles of Incorporation of the Registrant, prior to reincorporation.
3.(i)2**	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates.
3.(ii)1**	Bylaws of the Registrant, prior to reincorporation.
3.(ii)2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.
4.1*	Specimen Class A Common Stock Certificate.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1**	Form of Indemnification Agreement between the Registrant and its officers and directors.

Exhibit Number	Description
10.2**	1988 Incentive Stock Plan and form of agreements thereunder.
10.3**	1996 Stock Plan and form of agreements thereunder.
10.4**	Form of Amended and Restated 2005 Stock Incentive Plan and form of agreements thereunder.
10.5**	Industrial Lease, dated March 28, 2000, between the Registrant and The Irvine Company.
10.6**	First Amendment, dated January 20, 2005, to Lease, dated March 28, 2000, between the Registrant and The Irvine Company.
10.7**	Contract of Lease, dated January 1, 2003, between SunPower Philippines Manufacturing Limited-Phil. Branch and Cypress Manufacturing Ltd.-Phil. Branch.
10.8**	Offer Letter dated May 22, 2003, between the Registrant and Thomas H. Werner.
10.9**	Offer Letter dated January 14, 2005, between the Registrant and PM Pai.
10.10**	Offer Letter dated April 1, 2005, between the Registrant and Emmanuel Hernandez.
10.11**	Offer Letter dated January 1, 1990, between Registrant and Dr. Richard Swanson.
10.12**	Master Separation Agreement between the Registrant and Cypress Semiconductor Corporation.
10.13**	Indemnification and Insurance Matters Agreement between the Registrant and Cypress Semiconductor Corporation.
10.14**	Investor Rights Agreement between the Registrant and Cypress Semiconductor Corporation.
10.15**	Employee Matters Agreement between the Registrant and Cypress Semiconductor Corporation.
10.16**	Tax Sharing Agreement between the Registrant and Cypress Semiconductor Corporation.
10.17**	Master Transition Services Agreement between the Registrant and Cypress Semiconductor Corporation.
10.18**	Wafer Manufacturing Agreement between the Registrant and Cypress Semiconductor Corporation.
10.19**	Contract of Lease between the Registrant and Cypress Semiconductor Corporation.
10.20**	Note Purchase and Line of Credit Agreement dated May 30, 2002, held by Cypress Semiconductor Corporation (previously filed as Exhibit 10.21 to the initial filing).
10.21**	Amendment No. 1 to Note Purchase and Line of Credit Agreement dated May 25, 2004 (previously filed as Exhibit 10.22 to the initial filing).
10.22†	Supply Agreement, dated August 23, 2005, between the Registrant and Wacker-Chemie GmbH.
10.23†**	Supply Agreement, dated April 14, 2005, between the Registrant and Solon AG fur Solartechnik.
10.24†**	Supply Agreement, dated April 17, 2004, between the Registrant and Conergy AG, and Appendixes thereto.
21.1**	List of Subsidiaries.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1**	Power of Attorney.
24.2**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit.

(b)   Financial Statement Schedule

Schedules have been omitted because they are not applicable, not required or the information required to be set forth therein is included in the consolidated financial statement or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 11th day of October 2005.

SUNPOWER CORPORATION

By	/s/ Thomas H. Werner
Thomas H. Werner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas H. Werner Thomas H. Werner	Chief Executive Officer (Principal Executive Officer) and Director	October 11, 2005

/s/ Emmanuel T. Hernandez Emmanuel T. Hernandez	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

* T. J. Rodgers	Chairman of the Board	October 11, 2005

* W. Steve Albrecht	Director	October 11, 2005

* Betsy S. Atkins	Director	October 11, 2005

* Patrick Wood	Director	October 11, 2005

*	/s/ Emmanuel T. Hernandez Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.(i)1**	Articles of Incorporation of the Registrant, prior to reincorporation.
3.(i)2**	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of the offering to which this Registration Statement relates.
3.(ii)1**	Bylaws of the Registrant, prior to reincorporation.
3.(ii)2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.
4.1*	Specimen Class A Common Stock Certificate.
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10.1**	Form of Indemnification Agreement between the Registrant and its officers and directors.
10.2**	1988 Incentive Stock Plan and form of agreements thereunder.
10.3**	1996 Stock Plan and form of agreements thereunder.
10.4**	Form of Amended and Restated 2005 Stock Incentive Plan and form of agreements thereunder.
10.5**	Industrial Lease, dated March 28, 2000, between the Registrant and The Irvine Company.
10.6**	First Amendment, dated January 20, 2005, to Lease, dated March 28, 2000, between the Registrant and The Irvine Company.
10.7**	Contract of Lease, dated January 1, 2003, between SunPower Philippines Manufacturing Limited-Phil. Branch and Cypress Manufacturing Ltd.-Phil. Branch.
10.8**	Offer Letter dated May 22, 2003 between the Registrant and Thomas H. Werner.
10.9**	Offer Letter dated January 14, 2005, between the Registrant and PM Pai.
10.10**	Offer Letter dated April 1, 2005, between the Registrant and Emmanuel Hernandez.
10.11**	Offer Letter dated January 1, 1990, between Registrant and Dr. Richard Swanson.
10.12**	Master Separation Agreement between the Registrant and Cypress Semiconductor Corporation.
10.13**	Indemnification and Insurance Matters Agreement between the Registrant and Cypress Semiconductor Corporation.
10.14**	Investor Rights Agreement between the Registrant and Cypress Semiconductor Corporation.
10.15**	Employee Matters Agreement between the Registrant and Cypress Semiconductor Corporation.
10.16**	Tax Sharing Agreement between the Registrant and Cypress Semiconductor Corporation.
10.17**	Master Transition Services Agreement between the Registrant and Cypress Semiconductor Corporation.
10.18**	Wafer Manufacturing Agreement between the Registrant and Cypress Semiconductor Corporation.
10.19**	Contract of Lease between the Registrant and Cypress Semiconductor Corporation.
10.20**	Note Purchase and Line of Credit Agreement dated May 30, 2002, held by Cypress Semiconductor Corporation (previously filed as Exhibit 10.21 to the initial filing).
10.21**	Amendment No. 1 to Note Purchase and Line of Credit Agreement dated May 25, 2004 (previously filed as Exhibit 10.22 to the initial filing).
10.22†	Supply Agreement, dated August 23, 2005, between the Registrant and Wacker-Chemie GmbH.
10.23†**	Supply Agreement, dated April 14, 2005, between the Registrant and Solon AG fur Solartechnik.
10.24†**	Supply Agreement, dated April 17, 2004, between the Registrant and Conergy AG, and Appendixes thereto.
21.1**	List of Subsidiaries.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1**	Power of Attorney.
24.2**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit.